Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – February 1, 2007

DATALINK ACQUIRES STORAGE SOLUTIONS PROVIDER

MIDRANGE COMPUTER SOLUTIONS, INC.

Acquisition Expands Reach in Existing and Key New Markets

MINNEAPOLIS — February 1, 2007 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, today announced that it has acquired privately held Midrange Computer Solutions, Inc. (MSCI). Based near Chicago, MCSI is a storage solutions provider with 14 offices across the United States. The acquisition strengthens Datalink’s presence in existing markets and expands its reach into a number of key new markets.

“This is an exciting opportunity,” said Charlie Westling, Datalink president & CEO. “The acquisition of MCSI increases our revenue base by approximately one-third and expands the number of enterprise customers we serve. It also extends our market presence throughout the United States, which is one of our key strategies for further growth.”

A leading solutions provider, MCSI provides consulting, storage solutions and services to a large base of U.S. customers in financial services, communications, healthcare and manufacturing. Profitable since its inception, MCSI’s 2006 revenues were approximately $47 million.

Datalink’s purchase price of MCSI is $14 million, consisting of $5 million in cash and $9 million in Datalink common stock. Datalink will record a one-time charge associated with the acquisition in the first quarter of 2007 of approximately $700,000, or $.04 per fully diluted share. Based on its preliminary analysis, the company expects the acquisition to be accretive to 2007 earnings by approximately $.02 to $.04 per fully diluted share, excluding one-time integration charges and amortization of intangibles.

Charlie Westling, Datalink president & CEO, said, “Like Datalink, MCSI management and employees have built a solid track record of delivering high-quality solutions and services and they have established a respected and loyal customer base. The completion of this acquisition is great news for our customers, employees, partners and shareholders. We will increase the size of our talented sales and professional services teams, gain entry into new markets, and expand our presence in the Northeast, Midwest, South, and southern California. We look forward to serving this new base of customers.”

Lodi Vercelli, MCSI president & CEO, commented, “Becoming part of Datalink is a significant benefit for our customers and employees. During our 11-year history, we have always been proud of the solutions and services we deliver to customers. With the addition of Datalink’s technical skills, its expanded services set and 24x7 customer support center, we can now increase the scope of our customer offering. This will provide us with a number of new revenue opportunities in the near-term and better position the combined company for solid long-term growth.”

MCSI’s operations will be merged with Datalink’s. Datalink expects to accomplish most of the integration work during the first half of 2007. The company anticipates that there will be some overlap in capabilities and the opportunity to realize greater efficiencies. Additionally, Datalink expects to achieve annual cost savings of approximately $1 million to $2 million by mid-2007 through shared synergies. A joint integration team is currently assessing each of these areas.

Westling concluded, “By joining forces with MCSI, we are better positioned than ever to deliver comprehensive storage solutions that drive business efficiencies for our customers and yield a strong return on investment. With this acquisition, we believe we have strengthened our platform for future success.”

Webcast Today

A live webcast to discuss the acquisition is scheduled for today, Feb.1, at 10 a.m. Central Time and can be heard via Datalink’s website at www.datalink.com.

About MCSI

Midrange Computer Solutions, Inc. (MCSI) is a privately held company specializing in data storage protection and accessibility management. In business since 1995, MCSI is a leader in the field of Storage Area Networks (SANs) and has implemented solutions for many Fortune 500 companies. MCSI is headquartered in west-suburban Chicago and has sales and support offices across the country.

About Datalink

Datalink Corporation is an information storage architect. The company analyzes, designs, implements and supports information storage infrastructures that store, protect and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage and IP-based storage, using industry-leading hardware, software and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of the accretiveness of the acquisition, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim, “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price.

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Company contacts:

Investor Relations:		Analyst Contact:
Kim Payne		Greg Barnum
Investor Relations Coordinator		Chief Financial Officer
Phone: 952-279-4794		Phone: 952-279-4816
Fax:952-944-7869
e-mail:	einvestor@datalink.com
web site: www.datalink.com